EXHIBIT 8

LIST OF SUBSIDIARIES (as at June 17, 2005)

Name	Jurisdiction	Business	% of
			Ownership
Source Rock Holdings Limited	New Zealand	Holding company	100%
Austral Pacific Energy (NZ) Limited [1]	New Zealand	Oil and gas exploration and development	100%
Millennium Oil & Gas Limited	New Zealand	Oil and gas exploration and development	100%
Rata Energy Limited	New Zealand	Oil and gas exploration and development	100%
Ngatoro Energy Limited (in liquidation) [2]	New Zealand	Shell company	100%
Totara Energy Limited	New Zealand	Shell company	100%
Kanuka Energy Limited [3]	New Zealand	Oil and gas exploration and development	100%
Odyssey International Pty Limited	Australia	Oil and gas exploration and development	100%
Indo-Pacific Energy Australia Pty Limited	Australia	Oil and gas exploration and development	100%
Trans-Orient Petroleum (Aust) Pty Limited	Australia	Oil and gas exploration and development	100%
ZOCA 96-16 Pty Limited	Australia	Shell company	100%
Trans-Orient Petroleum (PNG) Limited	Papua New Guinea	Oil and gas exploration and development	100%
Indo-Pacific Energy (PNG) Limited [4]	Papua New Guinea	Shell company	100%
Rockwell Energy Limited [5]	Papua New Guinea	Shell company	50%

[1]	Name changed in January 2004, from Indo-Pacific Energy (NZ) Limited.
[2]	Ngatoro Energy Limited was placed into voluntarily liquidation on October 7, 2004.
[3]	Incorporated November 25, 2004
[4]	Indo-Pacific Energy (PNG) Limited was amalgamated with Trans-Orient Petroleum (PNG) Limited on October 25, 2004.
[5]	Incorporated August 24, 2004